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                                                                   EXHIBIT 10.18

                           REAL ESTATE SALE AGREEMENT


         THIS REAL ESTATE SALE AGREEMENT ("Agreement"), is entered into as of the 20th day of August, 1996, by and between TELTREND, INC., a Delaware Corporation ("Purchaser"), and Itasca Bank & Trust Co. as Trustee under Trust Agreement dated June 29, 1992 and known as Trust No. 11038 ("Seller") and The Kautz Road Business Park Joint Venture ("Seller's Beneficiary").

                                   RECITALS:

         A. Seller owns certain vacant land situated within the corporate limits of the City of Geneva, County of Kane, State of Illinois ("City"), consisting of approximately twenty-five (25) acres, as depicted on Exhibit "A" attached hereto and made a part hereof ("Land"); and

         B. Seller is agreeable to selling the Land, together with all improvements located thereon [there are no buildings located on the Land] and all rights, privileges, easements, and appurtenances thereto owned by Seller, including, without limitation, all mineral rights; all easements, rights-of-way, and other appurtenances used or connected with the beneficial use or enjoyment of the Land; and all right, title, and interest in and to all streets adjacent to, abutting, or serving the Land (collectively the "Premises"); and

         C. Purchaser desires to purchase the Premises provided the contingencies herein are satisfied, and Seller desires to sell the Premises to Purchaser; and

         D. The Premises constitute a portion of a larger tract of land consisting of approximately one hundred twelve (112) acres (including the Premises), which tract in total is referred to herein as "Seller's Tract", and the balance of which tract, after deducting the Premises is referred to as "Seller's Remainder Tract".

         NOW, THEREFORE, in consideration of the mutual undertakings hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto agree to be bound upon the following terms and conditions:

         1. PURCHASE AND SALE. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Premises strictly in accordance with the terms, conditions, and provisions hereinafter set forth.

         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Premises shall be One and 60/100 Dollars ($1.60) per square foot of land contained in the Premises, net of public roads and rights-of-way for public roads [but not net of rights-of-way for utility, drainage and other easements] as calculated pursuant to the survey to be delivered under Section 11 of this Agreement.





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         3.      PAYMENT TERMS.

         3.01 INITIAL EARNEST MONEY: Within five (5) business days following the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit with Chicago Title and Trust Company, 1725 S. Naperville Road, Wheaton, Illinois ("Deposit Escrowee"), under a strict joint order escrow ("Deposit Escrow") executed by legal counsel for Seller and Purchaser, the sum of Twenty Five Thousand and NO/100ths Dollars ($25,000.00) ("Initial Earnest Money"). The Deposit Escrowee shall invest the Initial Earnest Money in an interest bearing federally insured money market account or other investment device backed by the U.S. Government, as Seller and Purchaser may from time to time jointly direct, to be held and administered in accordance with the terms of this Agreement. The interest earned on the Initial Earnest Money shall accrue to the benefit of Purchaser. The Initial Earnest Money shall be fully refundable to Purchaser except as otherwise provided in Sections
3.02 and 27 of this Agreement.

         3.02 ADDITIONAL EARNEST MONEY: Within five (5) business days following the expiration of the Due Diligence Contingency Period, as defined in Exhibit "C" attached hereto, provided Purchaser has not first terminated this Agreement pursuant to the provisions of said Exhibit "C", Purchaser shall deposit the additional sum of Seventy-Five Thousand and NO/100 Dollars ($75,000.00) into the Deposit Escrow ("Additional Earnest Money"). The Initial Earnest Money and Additional Earnest Money are collectively referred to herein as the Earnest Money. Upon the deposit of the Additional Earnest Money by Purchaser, the entirety of the Earnest Money shall become non-refundable, except in the event of a default by Seller or as otherwise provided in Section 5 of this Agreement, provided that in the event this transaction Closes, as hereinafter defined, the Earnest Money and all interest earned thereon shall be applied toward the Purchase Price. The Additional Earnest Money shall be invested by the Deposit Escrowee in the same manner as provided for the Initial Earnest Money, as from time to time jointly directed by Seller and Purchaser. The Earnest Money and all interest earned on all or any portion thereof are referred to collectively as the "Deposit".

         3.03 BALANCE OF PURCHASE PRICE: The balance of the Purchase Price, plus or minus prorations and credits, shall be paid to Seller in U.S. funds, in cash, by cashier's check, or wire transfer of immediately available funds at Closing.

         4. TITLE AND DEED. Notwithstanding anything contained herein to the contrary, Seller shall convey merchantable title to the Premises to Purchaser at Closing by delivering a recordable Trustee's deed conveying title to the Premises to Purchaser, or Purchaser's nominee as directed by Purchaser by written notice to Seller, in fee simple, free and clear of all liens and encumbrances, except those title exceptions set forth in Exhibit "B" attached hereto and made a part hereof ("Permitted Exceptions").





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         5.      EVIDENCE OF TITLE.  Within ten (10) business days following the date of this Agreement, Seller shall deliver to Purchaser, at Seller's expense, a current commitment for ALTA extended coverage title insurance, Form B-1990 ("Commitment"), in the amount of Ten Thousand Dollars and NO/100 ($10,000.00) issued by Chicago Title Insurance Company ("Title Company"), covering the Seller's Tract and showing title in fee simple in Seller subject only to (a) the Permitted Exceptions; (b) liens or encumbrances of a definite and ascertainable amount ("Removable Exceptions"), which Removable Exceptions to title shall be removed at the Closing and (c) standard general exceptions 1 through 5, which Seller will caused to be waived or insured over within 10 business days after Seller receives the survey to be provided by Purchaser pursuant to Section 11. Not less than five (5) business days prior to the Closing Date, as hereinafter defined, Seller shall furnish to Purchaser a current date down of the Commitment limited to the Premises, in the amount of the Purchase Price showing title in fee simple in Seller and subject only to the Permitted Exceptions and the Removable Exceptions, the latter of which shall be removed by Seller at the Closing. If the date down Commitment, or the survey to be provided pursuant to Section 11 hereof, indicates that title to all or any part of the Premises is subject to defects other than the Permitted Exceptions, then Seller shall have a reasonable period of time (the "Cure Period"), not to exceed thirty (30) days after delivery to Purchaser of the Commitment date down, or the survey, as the case may be, during which to remedy, in a manner reasonably satisfactory to Purchaser, or remove such defect(s). In such event the Closing Date shall be extended for a period of thirty-five (35) days to allow Seller to attempt to remedy the defects. Seller shall deliver to Purchaser not later than four (4) days following the expiration of the Cure Period, a further date down of the Commitment to verify the removal of such defects. If Seller is unable or, with respect to matters not resulting from Seller's acts or omissions, unwilling to remove such defects or remedy the same in a manner reasonably satisfactory to Purchaser within the Cure Period, Purchaser shall have the option of (a) proceeding with this Agreement and adding such title defects to the Permitted Exceptions with the right to deduct from the Purchase Price defects, liens or encumbrances of an ascertainable amount, or (b) declaring this Agreement null and void in which event Seller shall instruct the Deposit Escrowee to immediately thereupon cause the refund of the Deposit to Purchaser, subject to Purchaser's compliance with the requirements of Section 27 with respect to mechanics' liens. Seller shall at all times during this Agreement act in good faith and shall not negligently or willfully cause or allow any unpermitted exceptions to be brought against title to the Premises, and the failure of Seller to comply with this provision shall constitute a material default by Seller under this Agreement. The Commitment shall be conclusive evidence of good title as to all matters insured by the policy, subject to the Permitted Exceptions as therein stated. The Commitment fee, title examination fee, Owner's title policy and recording fees for any mortgage release deeds shall be paid by Seller. All loan policy premiums and recording fees for the deed of conveyance and any documents required for Purchaser's mortgage, if any, shall be paid by





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Purchaser.  Seller shall direct the Title Company to deliver to Purchaser copies of all title documents at the time the Commitment is first delivered to Purchaser. Nothing herein contained shall be construed as requiring Seller to spend more than $10,000 for the purpose of removing or curing title exceptions or survey defects except liens or encumbrances of a definite or ascertainable amount.

         6. PERFORMANCE CONTINGENCIES. Purchaser's obligation to Close this transaction and purchase the Premises shall be contingent upon the satisfaction or waiver by Purchaser of those contingencies set forth in Exhibit "C" attached hereto and made a part hereof ("Performance Contingencies"). All Performance Contingencies set forth in Exhibit "C" shall remain in force and effect for the specific period of time ("Contingency Period") identified in Exhibit "C". In the event a Performance Contingency is not satisfied in the manner and within the Contingency Period set forth in Exhibit "C", Purchaser may, within five (5) business days following the expiration of the Contingency Period, give written notice to Seller identifying Purchaser's inability to satisfy such condition and expressly terminating this Agreement as a result thereof ("Contingency Termination Notice"). In the event Purchaser serves a Contingency Termination Notice upon Seller in a timely fashion this Agreement shall thereupon terminate and be of no further force or effect. Failure of Purchaser to serve Seller with a Contingency Termination Notice prior to the expiration of the Contingency Period for any applicable Performance Contingency shall constitute the irrevocable waiver of such Performance Contingency by Purchaser. In the event a Contingency Termination Notice is given under the Due Diligence Performance Contingency, the Initial Earnest Money and accrued interest shall be refunded to Purchaser. In the event a Contingency Termination Notice is given under the Governmental Approval Performance Contingency, the Deposit shall not be refunded to Purchaser except as otherwise expressly provided in Section 3.02 of this Agreement.

         7.      CLOSING.

         7.01. CLOSING DATE: The date on which the transaction herein described shall be consummated is herein referred to as the "Closing Date" and the transaction in which Purchaser, or its nominee acquires title to the Premises is referred to herein as the "Closing". Subject to the provisions of
Section 5 (Evidence of Title) and Section 6 (Performance Contingencies) of this Agreement, the Closing of this transaction shall occur on February 3, 1997 or such earlier or later date mutually agreed to in writing by Purchaser and Seller, provided all terms, provisions, and conditions of this Agreement to be performed by Seller have been satisfied by Seller or waived by Purchaser in writing. If the Closing Date or any other date on which any payments, deliveries, or actions are required herein shall fall on a Saturday, Sunday, or legal holiday, the date contemplated thereby shall be extended to the next business day thereafter. The Closing shall take place at the office of Chicago Title Insurance Company, Wheaton, Illinois, through a deed and money escrow ("Closing Escrow") with the Title Company serving as the escrow agent ("Escrow Agent"). At or prior





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to Closing, legal counsel for the parties shall execute the standard form deed and money escrow instructions then in use by the Escrow Agent, amended to conform to the terms of this Agreement. Upon the opening of the Closing Escrow, anything herein to the contrary notwithstanding, payment of the Purchase Price and delivery of the deed required under Section 4 hereof shall be made through the Closing Escrow, and the Deposit shall be deposited into the Closing Escrow pursuant to joint written direction given by Purchaser and Seller to the Deposit Escrowee.

         7.02.   CLOSING DOCUMENTS:

         7.02.1. In addition to the Commitment to be provided under Section 5, Seller shall deliver to the Escrow Agent at Closing the following:

         (i) Seller's recordable Trustee's deed conveying marketable fee simple title of the Premises to Purchaser or Purchaser's nominee, with plat act affidavit attached, if applicable.

         (ii) Pay off letters or release deed(s) sufficient to release mortgages of record as to the Premises, if any.

         (iii)   An affidavit of title in standard form.

         (iv)    ALTA statements in duplicate.

         (v) Real estate transfer declarations for state, county and local authorities.

         (vi) Joint Direction to Deposit Escrowee to pay the Deposit into the Closing Escrow.

         (vii)   The Survey as provided in Section II of this Agreement.

         (viii)  Closing Statement.

         (ix) FIRPTA Statement certifying that Seller is not a "foreign person", "foreign corporation", "foreign partnership", or "foreign estate", as those terms are defined in Section 1445 of the Internal Revenue Code and the income tax regulations promulgated thereunder.

         (x)     Personal Undertaking (GAP) as required by the Title Company.

         (xi) Letter from the Illinois Department of Revenue, addressed to Purchaser, certifying that Seller does not owe any taxes to the State of Illinois which could result in liability to Purchaser for failing to withhold proceeds of the sale of the Premises to pay such taxes in accordance with Section 902(d) of the Illinois Income Tax





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                 Act and Section 444(j) of the Retailer's Occupation Tax Act,
                 if applicable.

         (xii) Such other customary documents as reasonably may be required by Purchaser's attorney to consummate the transaction contemplated by this Agreement.

         7.02.2. The Purchaser shall deliver to the Escrow Agent at Closing the following documents:

         (i)     ALTA statements in duplicate.

         (ii)    Executed counterpart of Seller's closing statement.

         (iii) Joint Direction to Deposit Escrowee to pay Deposit into the Closing Escrow.

         (iv) Balance of Purchase Price by cash, cashier's check, or wire transfer of immediately available funds.

         (v) Such other customary documents as reasonably may be required by Seller's attorney to consummate the transaction contemplated by this Agreement.


         8.      APPORTIONMENTS.

         8.01. REAL ESTATE TAXES: Current real estate taxes and special assessments, if any, on the Premises shall be apportioned on an accrual basis as of the Closing Date. Proration of taxes for 1996 and 1997, if applicable, shall be calculated based upon one hundred and ten (110%) of the latest known assessed valuation, tax rate, and state and county equalization rates applicable to the Premises. In the event the applicable tax bill combines the Premises with other property, the parties shall break out the portion thereof attributable to the Premises for vacant land under agricultural use based upon the number of square feet contained in the portion of the Premises affected by such tax bill divided by the total number of square feet of land included in such tax bill. Seller and Purchaser shall have the right and authority to file and prosecute tax assessment objections for tax years for which each shall have a continuing tax liability. Purchaser shall cooperate with Seller concerning any such tax objection. Any reduction in taxes resulting from such tax objection shall be divided between the parties on a basis commensurate with the proration of taxes provided hereunder, after first deducting the costs and expenses, including reasonable attorney's fees, incurred in the prosecution of such tax objection. The parties shall reprorate taxes upon the issuance of the tax bill and any party owing additional taxes as a result thereof shall reimburse the other party in such amount within ten (10) business days following the issuance of such tax bill. The parties shall fully cooperate in attempting to obtain an expected tax division of the Premises from the Seller's Remainder Tract. So long as the tax bill(s) are issued on a combined basis, each party shall fully cooperate in the timely payment of its





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proportionate share of such bill, to the extent prorations were not otherwise provided at closing.

         8.02. ESCROW FEE: Escrow fees for the Deposit Escrow and Closing Escrow shall be paid by Seller and Purchaser in equal shares. Purchaser shall pay all fees pertaining to Purchaser's money lender's escrow, if any.

         8.03. COSTS OF DOCUMENT PREPARATION AND ATTORNEYS FEES: Each party shall pay the fees of its attorney and the cost of preparing all documents which this Agreement requires such party to furnish.

         9. POSSESSION. Possession of the Premises shall be given to Purchaser at the time of Closing and delivery of the Trustee's deed.

         10. TRANSFER TAXES. The expense and cost of all federal, state, and county documentary stamps and transfer taxes, if any, relating to the sale and conveyance of the Premises shall be borne and remitted by the Seller at Closing. The expense and cost of any municipal documentary stamp or transfer tax shall be borne and remitted by the party against whom such tax is assessed pursuant to the ordinance establishing the same, provided that if such ordinance is silent in such regard, said tax shall be paid by Purchaser.

         11.     SURVEY.   During the Due Diligence Contingency Period
Purchaser shall, at its initial expense, procure a survey of the Premises as finally configured pursuant to the provisions of Section 22 of this Agreement. The survey shall be an ALTA/ACSM extended boundary survey of the Premises prepared by an Illinois registered land surveyor in accordance with the Illinois Land Survey Standards. Such survey shall be certified to Purchaser or Purchaser's nominee, Purchaser's lending institution, and the Title Company. Such survey shall be prepared in accordance with the minimum detail requirements established by ALTA/ACSM in 1986 (with respect to a "Class A" survey) or the Illinois Land Survey Standards, whichever is more inclusive, and therefore, shall include, without limitation, the spotting and location of all fences, drainage and utility easements [nothing herein contained shall require the "spotting" of underground drain or farm tile], public rights-of-way or center line recordations, encroachments, building set back requirements of record, private roads, other easements, improvements constructed thereon, if any, and all other matters required for such survey, or such lesser standards as Purchaser may approve in its sole discretion. The survey shall also include a flood plain and wetland certification by the surveyor certifying the absence of the same from any portion of the Premises, and shall certify the square foot area of land, net of public roads and rights-of way for public roads, [but not net of rights-of-way for utility, drainage and other easements], contained in the Premises to be used in calculating the Purchase Price pursuant to Section 2 of this Agreement. The survey shall be certified accurate as of the Closing Date by the surveyor. All





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costs incurred by Purchaser with respect to the survey shall be reimbursed or paid by Seller at Closing. In the event the survey reflects easements, encroachments, overlaps, or other defects not contained in the Permitted Exceptions to title, Seller shall have the same rights and duties relating to the remedy of such survey defects as are provided in Section 5 pertaining to the remedy of title defects; provided, however, that in no event shall Seller be required to spend more than $10,000 for the purpose of removing or curing easements, encroachments, gaps, overlaps or other survey defects. In the event Seller is unable or, with respect to survey defects not caused by Seller's acts or omissions, unwilling to so remedy such survey defects, Purchaser shall have the same rights and options (relating to the termination of this Agreement and the right to proceed and reduce the Purchase Price for defects curable by the payment of ascertainable amounts) as provided in Section 5 hereof pertaining to Seller's failure to cure title defects.

         12. REAL ESTATE COMMISSIONS. Each party represents to the other that it has not incurred and will not incur any liability for brokerage fees or commissions as a result of this transaction except as expressly provided herein, and agrees to hold the other party harmless from and against all such claims for fees or commissions purported to be due insofar as any such claim is based upon any conversation or contract with the indemnifying party. Seller acknowledges that Anderson Associates, Inc. ("Anderson"), and Goldie B. Wolfe ("Wolfe") and Company ("Brokers") brought about this sale, and Seller shall pay the entirety of the real estate sale commission owed to Brokers in an amount equal to six per cent (6%) of the Purchase Price [to be divided equally between the Brokers], to be paid in cash or check at the Closing of this transaction, and Seller shall hold Purchaser harmless and indemnified from such commission. Said commission shall become due and payable only in the event this transaction Closes. Purchaser represents that no real estate broker except Wolfe has shown the Premises to Purchaser, its officers, employees, agents and representatives, or any of them, and that it has dealt with no other broker except Anderson in connection with this transaction. Purchaser has disclosed that it had initial contact with Grubb & Ellis pursuant to signage that was located on the property.

         13. SELLER'S REPRESENTATIONS AND COVENANTS. Seller and Seller's Beneficiary represent and covenant to Purchaser that to the best of their actual knowledge:

         13.01. Seller is the sole owner of fee simple title to the Premises and has full and unlimited power and authority to enter into this Agreement, bind the Premises to the commitments made hereunder, and convey or cause the conveyance of the Premises to Purchaser, or Purchaser's nominee.

         13.02. This Agreement shall not constitute or cause a default or breach of any agreement or undertaking of Seller heretofore entered into concerning the Premises.





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         13.03.  Seller has no actual knowledge and has received no actual notice of any claim, demand, damage, action, or cause of action of any person, entity, or governmental agency or instrumentality affecting the Premises not otherwise expressly provided for herein.

         13.04. The Premises is located within the corporate boundaries of the City, and is not subject to or bound by any annexation agreement, subdivision improvement agreement, special service area agreement or ordinance, recapture or reimbursement agreement for any public or private utilities, or any other form of contractual commitment, except as expressly set forth in Exhibit "D" attached hereto.

         13.05. Except as otherwise expressly set forth in Exhibit "D" attached hereto, the Premises is not subject to any lease agreement, no parties are in possession of the Premises other than Seller, and sole and exclusive possession of the Premises shall be delivered to Purchaser at Closing.

         13.06. Seller has no actual knowledge of and has received no actual notice concerning any existing or proposed special assessments, special taxing districts, or utility or governmental service moratoriums effecting the Premises. Seller makes no representations as to when City sanitary sewer and water will be available at the Premises.

         13.07. Seller has no actual knowledge of any substandard load bearing soil and has received no actual notice from any governmental authority of any toxic or hazardous waste, substance or material (as defined by any applicable federal, state or local law, ordinance or regulation) contained or located within the Premises, and Seller is not in possession of, nor has any actual knowledge of, any ground water study, soil test, environmental audit, or other soil information concerning the Premises which Seller has not delivered to Purchaser upon the execution of this Agreement and listed in Exhibit "D" attached hereto. Seller and its beneficiaries have received no actual notice from any governmental entity that the Premises have been, or are being, owned, leased, used and operated otherwise than in compliance with all applicable federal, state and local environmental laws as enacted, amended or reauthorized. Neither Seller nor any of its trust beneficiaries, nor any member of their families, have ever lived upon or farmed the Premises. Accordingly, Seller makes no representations as to the non-existence of any underground storage tanks located on the Premises.

         13.08. No portion of the Premises has been condemned or otherwise taken by any public authority, and Seller has no actual knowledge that any such condemnation is threatened or contemplated.

         13.09. Seller has no actual knowledge of and has received no actual notice from any governmental body claiming any violation by the Premises of any law, ordinance, code or regulation.





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         13.10.  Between the date of this Agreement and the Closing, Seller shall:

         (i) not knowingly violate any laws, ordinances, regulations, and restrictions affecting the Premises and its use;

         (ii) not create, incur, or suffer to exist any mortgage, lien, pledge, or other encumbrance in any way affecting the Premises;

         (iii)   not commit any waste or nuisance upon the Premises; and

         (iv) not, without first obtaining the written consent of Purchaser, enter into any contracts or agreements pertaining to the Premises which can not be terminated at Closing without cost to Purchaser.

         14. PURCHASER'S REPRESENTATIONS AND COVENANTS. Purchaser represents and covenants to Seller that:

         14.01. To the best of Purchaser's knowledge, no consent by anyone, other than Seller, to the transaction contemplated by this Agreement is required, and Purchaser has the power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection herewith and to perform the obligations hereunder and under such other documents.

         14.02. The execution of this Agreement by Purchaser is the duly authorized and legally binding action of Purchaser, and upon execution hereof, Purchaser shall be bound by and subject to the terms and provisions of this Agreement.

         15. SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations and covenants of the parties contained in this Agreement, including, without limitation, the provisions of Sections 13 and 14 hereof, shall be deemed to be continuing representations and covenants up to and including the Closing Date, with the same force and effect as though such representations and covenants had been made on and as of Closing. The representations and covenants of the parties shall further survive the Closing hereunder, shall not merge with any deed of conveyance, and shall be continuing representations and covenants of the parties hereto for a period of three (3) years following the Closing Date; provided, however, that the three-year time limitation set forth above shall not apply in the case of fraud or an intentional misrepresentation. Each party hereby agrees to reimburse and indemnify, defend and hold harmless the other party and its beneficiaries, and their respective successors and assigns, from and against all liability, damages and losses whatsoever, including reasonable attorneys' fees, resulting from any misrepresentation or breach of covenant made by the indemnifying party in this Agreement or in any document, certificate or exhibit given or delivered to the other party pursuant to this Agreement.





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         16.     EMINENT DOMAIN/CONDEMNATION.  In the event that at any time prior to Closing proceedings are instituted or threatened for the condemnation of any part of the Premises by any governmental body or authority having the power of eminent domain, Seller agrees immediately to notify Purchaser of such action or threatened action [provided Seller has actual notice of any such threatened condemnation action] and Purchaser, at Purchaser's election, may (1) participate in such condemnation proceedings negotiations or, (2) at the time of such notice or at any time during the pendency of such condemnation proceeding, terminate this Agreement , in which event the Deposit shall be immediately repaid to Purchaser, anything contained to the contrary in this Agreement notwithstanding. In the event that Purchaser does not elect to terminate this Agreement, any monies that are paid as a result of such condemnation proceedings either prior to or after the Closing shall be paid to Purchaser on or after the Closing Date, and Seller shall have no claim with respect thereto, provided this transaction Closes.

         17. ILLINOIS INCOME TAX WITHHOLDING. At least fifteen (15) days prior to Closing, Seller shall deliver to Purchaser evidence that the sale of the Premises to Purchaser hereunder is not subject to, and does not subject Purchaser to liability under Section 902(d) of the Illinois Income Tax Act or
Section 444(j) of the Retailers Occupation Tax Act, if applicable (herein referred to as the "Acts") and that at least thirty (30) days prior to the Closing, Seller shall have notified the Illinois Department of Revenue (herein referred to as the "Department") of the intended sale and requested the Department to make a determination as to whether the Seller has an assessed, but unpaid, amount of tax, penalties, or interest under the Acts. Seller agrees that, in the absence of a release letter from the Department, Purchaser may, at the Closing, deduct and withhold from the proceeds that are due Seller the amount necessary to comply with the withholding requirements imposed by the Act. Purchaser shall deposit the amount so withheld in a separate escrow with the Title Company pursuant to the terms and conditions acceptable to Seller and Purchaser, but in any event, complying with the Act.

         18. NON-FOREIGN CERTIFICATE. Seller shall provide Purchaser, on or before the Closing Date, with a non-foreign certificate sufficient in form and substance to relieve Purchaser of any and all withholding obligations under federal law, which certificate shall be reasonably satisfactory to Purchaser and the Title Company. In the event that Seller does not furnish Purchaser with said certificate or if Purchaser has reason to believe that said certificate would be wholly or partially false if given and so notifies Seller, in writing, on or before the Closing Date, Purchaser shall be entitled to withhold up to ten (10%) percent of the Purchase Price in an escrow account to be held by Title Company until such time as Seller furnishes Purchaser with a qualifying statement from the Internal Revenue Service sufficient to relieve Purchaser of any and all withholding obligations under federal law, or until Purchaser is required to deliver said funds to the Internal Revenue Service, whichever first occurs.

         19. PERMIT FEES AND MUNICIPAL CONTRIBUTIONS. Purchaser shall be responsible for, and shall pay, all building and occupancy permit fees and connection and extension fees payable to the City as a part of Purchaser's improvement of the Premises.

         20. IRPTA COMPLIANCE. Purchaser understands that Seller has never farmed the Subject Property and has no idea as to whether or not any "hazardous substances" are, or ever have been, on or under the surface of the Subject Property. Purchaser shall, at its sole cost and expense, be entitled to have an environmental professional who meets the minimum qualifications of 415 ILCS 5/22.2(j)(6)(E)(iii) perform such environmental audits as Purchaser deems advisable. Nevertheless, Seller presents to the best of Seller's actual knowledge, the Subject Property (i) does not contain any facilities which are subject to reporting under Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (and federal regulations promulgated thereunder), and (ii) does not have located upon it any underground storage tanks which require notification under the Federal Solid Waste Disposal Act (either of which being hereinafter referred to as an "IRPTA Condition"). Based on the Seller's actual knowledge as aforesaid, the Subject Property does not fall within the definition of "Real Property" set forth in the Illinois Responsible Property Transfer Act of 1988, as amended, 765 ILCS 90/1, et seq. (hereinafter referred to as "IRPTA") and Seller shall not provide any Disclosure Document as required by IRPTA. If, as a result of any environmental audit, inspection or tests conducted by Purchaser or its agents on the Subject Property, Purchaser determines that any IRPTA Condition is present, Purchaser shall promptly (but in no event later than ten (10) days prior to the Closing hereunder) notify Seller of same and provide to Seller the portions of such test reports and such other information as may be relevant to the presence, nature and extent of such IRPTA Condition. Thereafter, if Seller concurs with Purchaser's assertion that an IRPTA Condition exists, then:

                 a. Seller shall deliver to Purchaser on or before the Closing a Disclosure Document as required by IRPTA (the date of delivery of same being hereinafter called the "Disclosure Document Delivery Date"); and

                 b. Purchaser shall, on or before the Closing, notify Seller as to whether Purchaser intends to terminate this Contract pursuant to the provisions of IRPTA. If Purchaser makes such election to terminate, then the Deposit shall be refunded to Purchaser, subject to Purchaser's compliance with the requirements of Section 27 with respect to mechanics' liens, anything to the contrary in this Agreement. If Purchaser does not elect to terminate this Contract, then:

                 (1) Purchaser shall be deemed to have elected to take the Subject Property subject to the matters set forth on said Disclosure Document; and

                 (2) Closing hereunder shall occur on the date specified in paragraph 7.01; and

                 (3) At the closing, the parties shall cause the title insurer to record the Disclosure Document and to file an additional copy thereof with the Illinois Environmental Protection Agency as required by IRPTA, all at Seller's expense.


         21. DIVISION OF SELLERS' TRACT. The parties intend that the Premises shall be divided from the Seller's Remainder Tract by the deed of conveyance to be delivered at Closing, utilizing a metes and bounds description established by the surveyor on the survey to be provided under Section 11 of this Agreement. In the event the use of a metes and bounds description is not permitted by any governmental authority with jurisdiction thereover, Purchaser may [and Seller shall give Purchaser a credit in the amount of the reasonable cost thereof at closing] (i) cause to be prepared a final plat of subdivision subdividing the Premises from Seller's Remainder Tract, (ii) obtain the City's approval and execution of said final plat, and (iii) obtain all other necessary approvals and signatures for said final plat and record the same on or before closing.

         22. SIZE AND CONFIGURATION OF PREMISES. Seller understands and agrees that Purchaser has not yet determined the exact size and configuration of the Premises required for Purchaser's intended use thereof. Purchaser shall have the right to make such determination during the Due Diligence Contingency Period, as defined in Exhibit "C" attached hereto, based upon site data and engineering information obtained by Purchaser during said time period. Purchaser estimates that approximately twenty five (25) acres will be required for Purchaser's intended use in general conformity with the configuration identified in Exhibit "A" attached hereto. However, Purchaser may increase or decrease the square foot area of land contained within the Premises up to twenty percent (20%) and adjust the configuration thereof ("Premises Adjustment") by giving Seller written notice of the same ("Premises Adjustment Notice") prior to the expiration of the Due Diligence Contingency Period, provided that any such Premises Adjustment (i) shall establish a westerly boundary line for the Premises which is essentially straight and on a course parallel with the easterly boundary line, and (ii) shall not create any gaps between the northerly boundary of the Premises and the southerly right-of-way line of Averill Road, except for the out parcel located adjacent to the northeasterly portion of the Premises which is not owned by Seller ("Out Parcel"). The location of the Averill Road right-of-way shall be established in compliance with the Plat of Dedication prepared by Pavia-Marting & Co. and dated by Kevin M. Westerkamp, as surveyor, July 16, 1996, a copy of which is attached hereto as Exhibit "E" ("Plat of Dedication"). The Premises Adjustment shall be identified in the survey prepared by Purchaser pursuant to Section 23 hereof and a copy of said survey shall accompany the Premises Adjustment Notice. Any Premises Adjustment moving the westerly boundary of the Premises to the west shall be configured so as to square off the adjacent portions of Seller's Remainder Tract in a manner which avoids unusable appendages of land.

         23.     AVERILL ROAD.

         23.01. AVERILL ROAD EXTENSION: Provided this transaction closes, Purchaser agrees to design and construct Averill Road from the west property line of Seller's Tract to, and including, its intersection with Kautz Road within the right-of-way established therefor pursuant to the Plat of Dedication ("Averill Road Extension"). Seller shall, at Seller's expense, cause the Plat of Dedication to be recorded with the Kane County Recorder's office on or before the Closing Date. The design and specifications for the improvements to be constructed as the Averill Road Extension shall be as required and approved by the City ("Averill Road Improvements").

         23.02.  DETERMINATION OF COST:    Seller's and Purchaser's obligation
to close this transaction shall be conditioned upon Pavia-Marting & Co. ("Seller's Engineer") determining, through a properly prepared engineer's estimate of probable costs, utilizing generally accepted standards in the civil engineering profession ("Seller's Averill Cost Estimate"), that the estimated cost of the Averill Road Extension, consisting of (i) the preparation of final engineering plans, (ii) construction supervision, (iii) construction of all improvements, and (iv) repair and maintenance during the one year maintenance guarantee following the City's acceptance of said road (collectively "Averill Road Costs") will not exceed $900,000.00 ("Averill Cost Cap"). Seller shall cause the Seller's Averill Cost Estimate to be prepared and delivered to Purchaser and Seller within 14 days following Purchaser's delivery of the Averill Studies, as hereinafter defined, to Seller's Engineer ("Averill Estimate Due Date"). In the event the Seller's Averill Cost Estimate estimates that the Averill Road Costs will exceed the Averill Cost Cap, either Seller or Purchaser may terminate this Agreement by giving written notice thereof ("Averill Termination Notice") to the other party within ten (10) business days following the Averill Estimate Due Date. In such event, this Agreement shall become null and void and the Deposit shall be refunded to Purchaser. In the event the Seller's Averill Cost Estimate does not estimate a total cost exceeding the Averill Cost Cap, or in the event neither Purchaser or Seller deliver an Averill Termination Notice in a timely manner, the aforesaid condition precedent shall be deemed irrevocably waived and, provided this transaction Closes, the Averill Road Costs actually incurred in completing the Averill Road Extension shall be shared by the parties in accordance with the provisions of Exhibit "F" attached hereto. The portion of the Averill Road Costs allocated to Seller in Exhibit "F" is referred to herein as "Seller's Averill Road Contribution". The portion of the Averill Road Costs allocated to Purchaser in Exhibit "F" is referred to herein as "Purchaser's Averill Road Contribution".

         23.03.  AVERILL STUDIES:          To facilitate the preparation of
Seller's Averill Cost Estimate, within thirty (30) days following the date of this Agreement Purchaser shall, at Purchaser's expense, obtain and deliver to Seller and Seller's Engineer (i) soil boring tests every 300 feet along the proposed centerline of the Averill Road Extension ("Soil Tests"), and (ii) preliminary engineering plans for the Averill Road Extension ("Preliminary Averill Plans") prepared by Cemcon, Ltd. ("Purchaser's Engineer"). The Soil Tests and Preliminary Averill Plans are collectively referred to herein as the "Averill Studies". In the event this transaction Closes, the cost incurred by Purchaser for the Averill Studies, not to exceed $12,000.00 ("Averill Studies Costs"), shall be credited to Purchaser agaianst the Purchase Price at Closing ("Averill Studies Closing Credit"). In the event this Agreement is terminated for any reason other than Purchaser's default, Seller shall reimburse Purchaser for the Averill Studies Costs (not to exceed $12,000.00) within five (5) business days following such termination.

         23.04.  GOVERNMENT FUNDING:       In the event the City or any other
governmental body or agency obtains grants for, or otherwise provides funding for all or any portion of the Averill Road Costs (excluding any portion of such funding collected from property owners within the Seller's Tract benefitted by Averill Road through recapture ordinance, special assessment or other extraordinary funding method), each parties aggregate Averill Road Contribution shall be reduced by a percentage amount equal to the percentage of the Averill Road Costs paid by the City or other governmental body or agency. For example, if such governmental funding pays fifty percent (50%) of the Averill Road Costs, each parties aggregate Averill Road Contribution shall be reduced by fifty percent. The amount of any goverment payment of the Averill Road Costs funded through recapture ordinance, special assessment or other extraordinary funding method applied to Seller's Tract shall constitute a credit toward each parties Averill Road Contribution in the amount to be thereby collected from each party, excluding interest and administrative costs. In no event, however, shall governmental funding through the use of recapture ordinance, special assessment or other extraordinary method cause a parties Averill Road Contribution to be increased beyond the amount provided in Exhibit "F" attached to this Agreement.

         23.05.  POSTING OF SECURITY:      Provided this transaction Closes,
Purchaser shall be responsible for posting all letters of credit or other security devices required by the City pertaining to the Averill Road Improvements (including the security for the one year maintenance guarantee following City acceptance of the Averill Road Improvements), to guarantee said improvements will be completed and fully paid for, free and clear of Mechanic's Lien claims against the Premises and Seller's Remiander Tract. The cost of all such letters of credit and other security devices incurred by Purchaser shall be included in the Averill Road Costs, and shared by the Parties pursuant to Exhibit "F" attached hereto.

         23.06.  CREDIT AT CLOSING/POST CLOSING ADJUSTMENT:   At Closing
Purchaser shall receive a credit against the Purchase Price in an amount equal to the estimated Seller's Averill Road Share, as calculated by applying (i) one hundred ten percent (110%) of the average total costs estimated in the Seller's Averill Cost Estimate and the estimate of the Averill Road Costs prepared by Purchaser's Engineer,to (ii) the share allocations set forth in Exhibit "F" attached hereto ("Averill Closing Credit"). Purchaser shall pay the Averill Road Costs in a timely manner as they became due and owing, utilizing the Averill Closing Credit and Purchaser's Averill Road Contribution. If at anytime during the construction or maintenance guarantee period of the Averill Road Extension, the Averill Closing Credit becomes insufficient to cover Seller's Averill Road Contribution, Purchaser shall notify Seller thereof, with written verification of such deficiency attached ("Deficiency Notice"), and Seller shall thereafter promptly pay to Purchaser such additional amounts of Seller's Averill Road Contribution from time to time required to provide for the timely payment of bills for the Averill Road Costs. In the event Purchaser is required to advance any portion of Seller's Averill Road Contibution beyond the amount of the Averill Closing Credit to make timely payment of an Averill Road Cost, all such advanced funds shall accrue interest at the rate of fifteen percent (15%) per annum, compounded monthly, from the date of payment by Purchaser to the date of reimbursement by Seller, and shall constitute a lien against that portion of Seller's Remainder Tract then owned by Seller upon the filing of a notice of lien by Purchaser against such property. In the event the final Seller's Averill Road Contribution, calculated using the actual Averill Road Costs following (i) completion of the Averill Road Improvements, (ii) acceptance thereof by the City and (iii) release by the City of all security posted by the Purchaser for Averill Road (items (i), (ii) and (iii) collectively the "Completion Events"), is less than the Averill Closing Credit, Purchaser shall, within twenty (20) business days following the occurance of all of the Completion Events, pay the entirety of the excess of the Averill Closing Credit to Seller.

         24.     DEFAULT/REMEDY.

         24.01. DEFAULT BY PURCHASER: In the event of a default by Purchaser of any of Purchaser's obligations under this Agreement, and the failure of Purchaser to cure such default within fifteen (15) days after Seller notifies Purchaser in writing of such default (the "Purchaser Cure Period"), Seller shall be entitled to seek all remedies available to it in equity and at law, including the specific performance of Purchaser's obligations hereunder.

         24.02. DEFAULT BY SELLER: In the event of a default by Seller of any of Seller's obligations under this Agreement, and the failure of Seller To cure such default within fifteen (15) days after Purchaser notifies Seller in writing of such default (the "Seller Cure Period") Purchaser may, at its option, pursue any one of the following remedies either separately or cumulatively:

         (a) to terminate this Agreement, in which event neither party shall have any further rights or obligations hereunder and the Deposit shall be paid to Purchaser;

         (b) to enforce specific performance of Seller's obligations hereunder, including specifically the conveyance of the Premises in the condition required hereby; and/or

         (c) to pursue any other legal or equitable remedies available to Purchaser; provided that in no event shall Purchaser be entitled to recover damages in excess of $10,000 for Seller's failure to clear title or cure survey defects or remedy environmental problems.

         24.03. All costs and expenses, including reasonable attorney's fees, incurred by a non-defaulting party as a result of the default of another party shall be paid by the defaulting party.

         25.     MISCELLANEOUS.

         25.01. NOTICES: Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, on the date of confirmed facsimile transmission, or on the date deposited in a United States Post Office, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:


         If to Seller:            Itasca Bank & Trust Co.
                                  308 West Irving Park Road
                                  Itasca, Illinois, 60143
                                  Attention:  Stan Perry
                                  Phone:  (708) - 773-0350
                                  Fax:  (708) - 773-0716

         With a copy to:          Mrs. James Clapper
                                  38 W 042 Silver Glen
                                  St. Charles, Illinois, 60174
                                  Phone: (708) - 584-4230
                                  Fax: (708) - 232-7344

         With a copy to:          Law Offices of Bryan E. Mraz & Associates
                                  Attention:  Edward S. Mraz
                                  111 East Irving Park Road
                                  Roselle, Illinois, 60172
                                  Phone: (708) - 529-2541
                                  Fax: (708) - 529-2019

         If to Purchaser:         Teltrend, Inc.
                                  620 Stetson
                                  St. Charles, Illinois  60174
                                  Attention:  Douglas P. Hoffmeyer
                                  Phone:  (708) - 377-1700
                                  Fax:   (708) - 377-0128

         With a copy to:          Rathje, Woodward, Dyer & Burt
                                  300 E. Roosevelt Road
                                  P.O. Box 786
                                  Wheaton, Illinois  60187

                                  Attention:  Henry S. Stillwell III
                                  Phone:  (708) - 668-9936
                                  Fax:    (708) - 668-7350


or to such other address as either party may from time to time specify in writing to the other in accordance with the terms hereof.

         25.02. ASSIGNMENT: Neither Seller nor Purchaser shall have the right to assign this Agreement or any right or interest hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser shall have the right and authority to assign this Agreement, and all rights [but not Purchaser's duties without Seller's express written consent] of Purchaser hereunder, to an entity "affiliated" with Purchaser or owned by Purchaser, in whole or in part, without further consent by Seller.

         25.03. SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective grantees, successors and assigns.

         25.04. AMENDMENTS: Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument duly authorized and executed by Seller and Purchaser.

         25.05. GOVERNING LAW AND INTERPRETATION: This Agreement shall be governed by the laws of the State of Illinois. The terms "hereby," "hereof," "hereto," "herein," "hereunder," and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement. Words of the masculine, feminine, or neuter gender shall mean and include the correlative words of other genders, and the words importing the singular number shall mean and include the plural number and vice versa. Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations, and other legal entities, including public bodies, as well as natural persons. The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to."

         25.06. SECTION HEADINGS: The section headings inserted in this Agreement are for convenience only and are not intended to, and shall not be construed to, limit, enlarge or affect the scope or intent of this Agreement nor the meaning of any provision hereof.

         25.07. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         25.08. MERGER OF PRIOR AGREEMENTS: This Agreement supersedes all prior agreements and understandings, written and oral, between the parties hereto relating to the subject matter hereof.

         25.09. EFFECTIVE DATE: The effective date of this Agreement shall be the date first above set forth on the first page of this Agreement.

         25.10.  TIME OF ESSENCE:  Time is of the essence of this  Agreement.

         25.11. RECITALS AND EXHIBITS: The recitals set forth at the beginning of this Agreement and the exhibits attached hereto are hereby incorporated into this Agreement and made a part of the substance hereof.

         25.12. EXPIRATION OF OFFER: This Agreement when executed by Purchaser shall constitute an offer to purchase the Premises by Purchaser, which offer shall be effective for a period of twenty-one (21) days following the date of delivery hereof to Seller. In the event Seller fails to execute and deliver this Agreement to Purchaser within said twenty-one day period, this offer to purchase shall automatically expire and be of no force or effect, regardless of Seller's execution hereof following said time period, unless this Agreement is re-executed and dated by Purchaser verifying Purchaser's acceptance thereof.

         26. TAX FREE EXCHANGE: Purchaser agrees to use all reasonable efforts to cooperate with Seller in trading the Premises pursuant to Section 1031 of the Internal Revenue Code for other real estate to be designated by Seller prior to or at the Closing Date; provided, however, that in no event shall Purchaser incur any additional out of pocket expenses, including, but not limited to, attorney's fees, brokers' commissions, title charges, recording charges, and escrow fees, which are not reimbursed at the Closing. In particular, Purchaser shall confirm the Closing Date by written notice at least 90 days prior thereto so that Seller can identify the trade property, and, if requested by Seller, to sign an option contract, reasonably approved by Purchaser's attorney, for the purchase of the trade property. In no event shall Purchaser be obligated to pay any option money or take legal title to the trade property. The Seller shall be solely responsible for the exchange transaction complying with the requirements of IRC Section 1031. This transaction is not conditioned upon the effectuation of a tax free exchange.

         27. MECHANICS' LIEN CLAIMS: In no event shall the Deposit or any Earnest Money be refunded to Purchaser until it has delivered to CTI such sworn statements, mechanics' lien waivers and other documents as CTI may require to insure Sellers Title to the Seller's Tract, including the Premises and Seller's Remainder Tract, free and clear of mechanics' lien claims arising out of the activities of Purchaser and its surveyors, architects, planners, engineers, soils consultants, any other consultants or experts retained by Purchaser, or any of them, on or with respect to Seller's Tract.

         IN WITNESS WHEREOF, the parties hereto have placed their hands and seals to this Agreement as of the date first above written.

PURCHASER:                                      SELLER:

Teltrend, Inc., a Delaware                      Itasca Bank & Trust Co. as
corporation                                     Trustee u/t/a dated 6/29/92
                                                a/k/a Trust No. 11038

By:  /s/ Douglas P. Hoffmeyer                    By:  /s/ Barbara Lore
    ---------------------------                     ---------------------------
Title: V.P. Financial                           Title:  Vice President and
                                                        Senior Trust Officer

Attest: /s/ Claire L. Martin                    Attest:  /s/ A. Preb
       ---------------------------                     ------------------------
Title: Administrative Assistant                 Title: Assistant Secretary

                              SCHEDULE OF EXHIBITS



         EXHIBIT "A":             Depiction of Premises

         EXHIBIT "B":             Permitted Exceptions to Title

         EXHIBIT "C":             Performance Contingencies

         EXHIBIT "D":             Miscellaneous Disclosures

         EXHIBIT "E":             Averill Road Plat of Dedication

         EXHIBIT "F":             Averill Road Cost Allocation

                                                                     EXHIBIT "A"


                             DEPICTION OF PREMISES*


         A drawing showing the approximate location of the boundary lines of the Premises is appended hereto as Exhibit A1, expressly incorporated herein by this reference.

         * The legal description of the Premises shall be inserted on receipt of the survey as provided for under Sections 11 and 22 of this Agreement.

                                                                     EXHIBIT "B"


                              PERMITTED EXCEPTIONS

         Matters set forth in Special Exceptions 3, 4 (which will be waived upon delivery of the Trustee's Deed), 5, 7, 8 (which shall be limited to Kautz and Averill Roads), 9, 10, 12, 13, and 14 set forth in Chicago Title Insurance Company's ("CTI") Commitment for Title Insurance No. 1410 000430830 Kane dated May 20, 1996, and to the Exclusions from Coverage and Conditions and Stipulations as contained in CTI's ALTA Owners 1992 Policies, and to the Commitment Conditions and Stipulations incorporated by reference in that Commitment.

                                                                     EXHIBIT "C"

                           PERFORMANCE CONTINGENCIES

         The obligation of Purchaser to Close on the sale and purchase of the Premises shall be conditioned upon the following Performance Contingencies:

         A.  ITEMIZATION OF PERFORMANCE CONTINGENCIES:

                 (1) Purchaser having obtained title documents, soil tests, soil borings, percolation tests, environmental audits, and other feasibility tests, engineering
                          studies,[   ] location studies, and market studies
                          showing that the permitted title exceptions, physical aspects, location, access to public rights-of-way, and the condition of the Premises are acceptable to Purchaser and suitable for Purchaser's intended use of the Premises and that the intended use is economically feasible, in Purchaser's sole and absolute discretion ("Purchaser's Due Diligence Performance Contingency");



                 (2) Purchaser having obtained all necessary and appropriate approvals and permits from the City for zoning, final planned unit development plans and final engineering for the Premises; approval for perimeter road curb cuts from the City and City of West Chicago; and the enforceable commitment of the City that it will, at its expense, install, not later than the three (3) months following the Closing Date the electrical system, sanitary sewer lines, and water mains through [ ] the Seller's Tract ("Utilities") so as to bring the utilities to the property line of the Premises in operating condition with sufficient capacity to service the Premises when developed for Purchaser's intended use ("Governmental Approvals") as reasonably necessary to effectuate Purchaser's intended use of the Premises ("Governmental Approval Performance Contingency"). Seller shall cooperate with Purchaser in a prompt and timely manner with respect to Purchaser's efforts to obtain the Governmental Approvals, and Seller shall execute all necessary and appropriate petitions, authorizations and other documents associated therewith; provided, however, that in no event shall Seller be required to execute any petition, authorization or other document which might, in the reasonable opinion of Seller's tax counsel, result in disqualification under Section 1031 of the Internal
                          Revenue Code.   Seller shall appear at
                          meetings and public hearings before the Corporate Authorities of the City to give testimony in support of Purchaser's applications if requested by Purchaser. All costs arising from or pertaining to the Governmental Approvals shall be paid by Purchaser. Purchaser shall exercise due diligence and good faith in seeking to obtain the Governmental Approvals prior to the expiration of the Governmental Approval Contingency Period.

         B.  CONTINGENCY PERIODS:

                 (1) Purchaser shall have ninety (90) days following the date of this Agreement to satisfy the Due Diligence Performance Contingency ("Purchaser's Due Diligence Contingency Period").



                 (2) Purchaser shall have one hundred twenty (120) days following the expiration of the Purchaser's Due Diligence Contingency Period to satisfy the Governmental Approval Performance Contingency ("Governmental Approval Contingency Period"). The Due Diligence Contingency Period and Governmental Approval Contingency Period are sometimes referred to herein collectively as the "Contingency Periods".

         C.  PURCHASER'S INTENDED USE:

         For purposes of this Agreement, all references to Purchaser's intended use shall mean the use of the Premises for the construction, use and maintenance of not less than 350,000 square feet of manufacturing, office and warehouse space, with appropriate on-site parking, for the relocation of Purchaser's existing operations.

         D.  ENGINEERING AND OTHER FEASIBILITY TESTS AND RIGHT OF ENTRY:

         From and after the date of this Agreement, and at all times prior to the expiration of the Contingency Periods, Purchaser, its representatives, and agents shall have the right to enter upon the Premises (i) to examine, inspect, and make tests as to the feasibility and adaptability of the Premises for Purchaser's intended use thereof, such tests to include, without limitation, test borings, soil tests, topographical studies, engineering analysis and environmental audits; and (ii) for the collection of all information that is necessary or appropriate in connection with the foregoing or for Purchaser's intended use of the Premises (all of the foregoing examinations, inspections, studies, and tests being hereinafter referred to as the "Studies"). All such Studies are to be made at Purchaser's expense. Purchaser shall repair, to the extent reasonably practicable, any damage caused to the

Premises as a result of such Studies, and Purchaser shall indemnify, save, hold harmless, and defend Seller from any claim of loss or damage made by any third party arising from the entry onto the Premises by Purchaser, its representatives, or agents. Purchaser shall not cause or allow any lien claim to be filed against the Premises as a result of said Studies, and shall remove any such lien claim so filed within ten (10) days following its filing of record. Purchaser shall at all times during the Contingency Periods carry comprehensive general liability insurance with combined single limit coverage of not less than $2,000,000.00, naming Seller as an additional insured, and shall deliver to Seller a certificate of insurance verifying the existence of such coverage prior to entering upon the Premises.

                                                                     EXHIBIT "D"


                           MISCELLANEOUS DISCLOSURES


         To be completed by Seller prior to execution. If no additional disclosures or document identifications are required, state "None". Absent any items set forth herein by Seller following Seller's execution of this Agreement, the inclusion of the word "None" shall be implied. If additional disclosures are listed, this Agreement shall not be deemed effective until this Exhibit "D" is reviewed by Purchaser and each disclosure set forth herein approved by Purchaser, as evidenced by Purchaser's initials opposite each disclosure.


1. Annexation Agreement between Seller and the City of Geneva, Illinois, recorded as Document No. 94K066055, in Kane County, Illinois.


2.       Phase One Environmental Audit prepared by George Noble & Associates.


3.       Farm Lease between Seller and Miller Brothers.



4.

                                                                     EXHIBIT "E"

                        AVERILL ROAD PLAT OF DEDICATION

                             (See following sheet)

                                                                     EXHIBIT "F"

                          AVERILL ROAD COST ALLOCATION

Cumulative Dollar Expended             Seller's Share       Purchaser's Share
--------------------------             --------------       -----------------

1.   $      0 through $100,000                 0%                 100%
2.   $101,000 through $700,000               100%                   0%
3.   $700,001 through $800,000                 0%                 100%
4.   $800,001 through $900,000               100%                   0%
5.   over $900,000                            50%                  50%